As filed with the Securities and Exchange Commission on July 23, 2003
                                                           Registration No. 333-

==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                                --------------------
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                --------------------
                         CURATIVE HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)
                                -------------------

 Minnesota                                                     41-1503914
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)


150 Motor Parkway, Hauppauge, New York                        11788-5145
(Address of principal executive offices)                      (Zip Code)

                MICHELLE LEDELL NON-QUALIFIED STOCK OPTION AGREEMENT
                              DATED JANUARY 18, 2002;
                 FRANK BERNING NON-QUALIFIED STOCK OPTION AGREEMENT
                              DATED OCTOBER 23, 2002;
                JOSEPHINE KELLY NON-QUALIFIED STOCK OPTION AGREEMENT
                              DATED OCTOBER 23, 2002;
              MICHAEL MASCITELLI NON-QUALIFIED STOCK OPTION AGREEMENT
                              DATED OCTOBER 23, 2002;
                  RALPH LUTS NON-QUALIFIED STOCK OPTION AGREEMENT
                              DATED OCTOBER 23, 2002;
                 KATHLEEN IZZO NON-QUALIFIED STOCK OPTION AGREEMENT
                              DATED OCTOBER 23, 2002;
                CAROLE J. BARRY NON-QUALIFIED STOCK OPTION AGREEMENT
                              DATED OCTOBER 23, 2002;
                JAMES CANTWELL NON-QUALIFIED STOCK OPTION AGREEMENT
                              DATED NOVEMBER 11, 2002;
                PAMELA PLASTER NON-QUALIFIED STOCK OPTION AGREEMENT
                              DATED NOVEMBER 20, 2002;
               CHERYL JORGENSON NON-QUALIFIED STOCK OPTION AGREEMENT
                              DATED NOVEMBER 20, 2002
                 REBECCA KLAUS NON-QUALIFIED STOCK OPTION AGREEMENT
                              DATED NOVEMBER 20, 2002;
                  RENEE WEST NON-QUALIFIED STOCK OPTION AGREEMENT
                              DATED NOVEMBER 20, 2002;
                 PAUL M. FRANK NON-QUALIFIED STOCK OPTION AGREEMENT
                                DATED JUNE 9, 2003;
                 RICHARD AMICO NON-QUALIFIED STOCK OPTION AGREEMENT
                               DATED JUNE 9, 2003
                                --------------------
                               Joseph L. Feshbach
                             Chief Executive Officer
                         Curative Health Services, Inc.
                                150 Motor Parkway
                            Hauppauge, New York 11788
                                 (631) 232-7000
 (Name, address and telephone number, including area code, of agent for service)
                                -------------------

                                    Copy to:

                              Timothy S. Hearn, Esq.
                              Dorsey & Whitney LLP
                        50 South Sixth Street, Suite 1500
                          Minneapolis, Minnesota 55402
                                 (612) 340-2600
                            Facsimile: (612) 340-2868
                                 ------------------




---------------------------------------------------------------------------
                     CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                     Proposed
                                                     Maximum
    Title of                      Proposed Maximum   Aggregate    Amount of
 Securities to be   Amount to be  Offering Price    Offering     Registration
    registered      registered    per share (1)      Price           Fee
---------------------------------------------------------------------------
Common Stock,      50,000 shares (2)  $19.55        $  977,500      $ 79
$0.01 par value
Common Stock,     160,000 shares (3)  $14.29        $2,286,400      $185
$0.01 par value
Common Stock,      75,000 shares (4)  $12.98        $  973,500      $ 79
$0.01 par value
Common Stock,    120,000 shares (5)   $14.35        $1,722,000      $139
$0.01 par value
Common Stock,     85,000 shares (6)   $14.88        $1,264,800      $102
$0.01 par value
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   Total                                                            $584
---------------------------------------------------------------------------



(1) In accordance with Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is based upon the exercise prices of the options underlying the related shares of Common Stock.
(2) Consists of 50,000 shares of Common Stock issuable upon the exercise of options granted under Non-Qualified Stock Option Agreement between the Company and Michelle LeDell.
(3) Consists of 100,000 shares, 30,000 shares, 24,000 shares, 2,000 shares, 2,000 shares and 2,000 shares of Common Stock issuable upon the exercise of options granted under Non-Qualified Stock Option Agreements between the Company and Frank Berning, Josephine Kelly, Michael Mascitelli, Ralph Luts, Kathleen Izzo and Carole J. Barry, respectively.
(4) Consists of 75,000 shares of Common Stock issuable upon the exercise of options granted under Non-Qualified Stock Option Agreement between the Company and James Cantwell.
(5) Consists of 50,000 shares, 50,000 shares, 10,000 shares and 10,000 shares of Common Stock issuable upon the exercise of options granted under Non-Qualified Stock Option Agreements between the Company and Pamela Plaster,Cheryl Jorgenson, Rebecca Klaus and Renee West, respectively.
(6) Consists of 75,000 shares and 10,000 shares of Common Stock issuable upon the exercise of options granted under Non-Qualified Stock Option Agreements between the Company and Paul M. Frank and Richard Amico, respectively.

-------------------------------------------------------------------------------

                                     PART I

                  INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

                                     PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents that we have filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

o our Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003;

o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003;

o our Current Reports on Form 8-K, filed on February 5, 2003; February 14, 2003; February 18, 2003; April 29, 2003; June 24, 2003 and July
            9, 2003; and

o the description of our common stock contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered by this Registration Statement have been sold, or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filing of such documents.

Item 4.     Description of Securities.

            Not applicable.

Item 5.     Interests of Named Experts and Counsel.

            Not applicable.

Item 6.     Indemnification of Directors and Officers.

Section 302A.521, subd. 2, of the Minnesota Statutes requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Registrant, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if, with respect to the acts or omissions the subject of the proceeding, such person: (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Registrant, or, in the case of performance by a director, officer or employee of the Registrant was serving at the request of the Registrant or whose duties involved service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Registrant. In addition, Section 302A.521, subd. 3, of the Minnesota statutes, requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances upon, among other things, receipt of a written undertaking by the person to repay all amounts so advanced if it is ultimately determined that the person is not entitled to indemnification, unless otherwise limited by the Articles of Incorporation or Bylaws of the Registrant. The Registrant's Bylaws limit the Registrant's indemnification obligations to directors and officers, except as may otherwise be required by law.

A decision as to required indemnification is made, depending on certain circumstances, by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court. The Registrant's Fifth Restated Articles of Incorporation provide that a director is not liable to the Registrant or its shareholders for monetary damages resulting from a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for transactions from which the director derived an improper personal benefit; (iv) under the Minnesota statutory provision making directors personally liable, under a negligence standard, for unlawful payment of dividends or unlawful stock purchases or redemptions; or (v) for any act or omission occurring prior to the date of adoption of such indemnification provision.

The Registrant maintains a directors' and officers' insurance policy (the "Policy") in the aggregate amount of $10,000,000 which insures the directors and officers of the Registrant against losses arising from certain claims for any Wrongful Act (as defined in the Policy) by the directors or officers in their respective capacities as such, or to the extent that the Registrant has indemnified such directors or officers, which insures the Registrant against such losses when and to the extent that the Registrant has indemnified such directors or officers for such losses under the Registrant's Articles of Incorporation or Bylaws, by contract or otherwise pursuant to applicable law. The Policy expires on August 1, 2003 unless renewed or earlier terminated. The Policy does not cover losses in connection with claims relating to the purchase, sale, offer or solicitation of an offer to purchase or sell any security or any violation of the Securities Act or the Exchange Act, and excludes certain other losses.

Item 7.     Exemption from Registration Claimed.

            Not applicable.

Item 8.     Exhibits.

Exhibit
Number      Description of Exhibit

    5.1     Opinion of Dorsey & Whitney LLP
    23.1    Consent of Ernst & Young LLP
    23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this registration statement)
    24.1    Power of Attorney

Item 9.     Undertakings.

(a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on July 23, 2003.

                                       CURATIVE HEALTH SERVICES, INC.

                                       By:                    /S/
                                        ---------------------------------------
                                          Joseph L. Feshbach
                                          Chief Executive Officer and Chairman


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Feshbach, Thomas Axmacher and Nancy F. Lanis, and each of them his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment or post-effective amendment to this Registration on Form S-8 or abbreviated registration statement (including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933) with respect thereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities listed on July 23, 2003:

        Signature                   Title

By:  ___________/S/____________  Chief Executive Officer and Chairman
          Joseph L. Feshbach         (principal executive officer)

By:  ___________/S/___________  Executive VP Finance and Chief Financial Officer
         Thomas Axmacher           (principal financial and accounting officer)

By:  __________/S/____________  Director
         Paul S. Auerbach

By:  _________/S/_____________  Director
         Daniel E. Berce

By:  _________________________  Director
         Lawrence P. English

By:  _________/S/_____________  Director
         John C. Prior

By:  _________________________   Director
         Gerard Moufflet

By:  _________/S/______________  Director
         Timothy I. Maudlin

                                  EXHIBIT INDEX



Exhibit
Number      Description of Exhibit

  5.1       Opinion of Dorsey & Whitney LLP*
 23.1       Consent of Ernst & Young LLP*
 23.4       Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
 24.1       Power of Attorney (included on signature page)
--------------
*     Filed herewith

                                                                    Exhibit 5.1

                      [LETTERHEAD OF DORSEY & WHITNEY LLP]


                                  July 23, 2003

Curative Health Services, Inc.
150 Motor Parkway
Hauppauge, New York 11788

      Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as counsel to Curative Health Services, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") covering (i) 50,000 shares of common stock, $.01 par value per share ("Common Stock") issuable upon the exercise of options granted under the Non-Qualified Stock Option Agreement between the Company and Michelle LeDell; (ii) 100,000 shares, 30,000 shares, 24,000 shares, 2,000 shares, 2,000 shares and 2,000 shares of Common Stock issuable upon the exercise of options granted under Non-Qualified Stock Option Agreements between the Company and Frank Berning, Josephine Kelly, Michael Mascitelli, Ralph Luts, Kathleen Izzo and Carole J. Barry, respectively; (iii) 75,000 shares of Common Stock issuable upon the exercise of options granted under the Non-Qualified Stock Option Agreement between the Company and James Cantwell; (iv) 50,000 shares, 50,000 shares, 10,000 shares and 10,000 shares of Common Stock issuable upon the exercise of options granted under Non-Qualified Stock Option Agreements between the Company and Pamela Plaster, Cheryl Jorgenson, Rebecca Klaus and Renee West, respectively; and (v) 75,000 shares and 10,000 shares of Common Stock issuable upon the exercise of options granted under Non-Qualified Stock Option Agreements between the Company and Paul M. Frank and Richard Amico, respectively (collectively, the "Agreements," and the shares issuable pursuant to the Agreements, collectively, the "Agreement Shares").

      We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

      In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

      Based on the foregoing, we are of the opinion that the Agreement Shares have been duly authorized and, upon issuance, delivery and payment therefore in accordance with the terms of the respective Agreements, will be validly issued, fully paid and non-assessable.

      Our opinions expressed above are limited to the laws of the State of Minnesota.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                  ......                  Very truly yours,

                  ......                  /s/ Dorsey & Whitney LLP

                                                                  Exhibit 23.1




                         CONSENT OF INDEPENDENT AUDITORS


      We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Michelle LeDell Non-Qualified Stock Option Agreement dated January 18, 2002; the Frank Berning Non-Qualified Stock Option Agreement dated October 23, 2002; the Josephine Kelly Non-Qualified Stock Option Agreement dated October 23, 2002; the Michael Mascitelli Non-Qualified Stock Option Agreement dated October 23, 2002; the Ralph Luts Non-Qualified Stock Option Agreement dated October 23, 2002; the Kathleen Izzo Non-Qualified Stock Option Agreement dated October 23, 2002; the Carole J. Barry Non-Qualified Stock Option Agreement dated October 23, 2002; the James Cantwell Non-Qualified Stock Option Agreement dated November 11, 2002; the Pamela Plaster Non-Qualified Stock Option Agreement dated November 20, 2002; the Cheryl Jorgenson Non-Qualified Stock Option Agreement dated November 20, 2002; the Rebecca Klaus Non-Qualified Stock Option Agreement dated November 20, 2002; the Renee West Non-Qualified Stock Option Agreement dated November 20, 2002; the Paul M. Frank Non-Qualified Stock Option Agreement dated June 9, 2003; and the Richard Amico Non-Qualified Stock Option Agreement dated June 9, 2003, of our report dated February 10, 2003, with respect to the consolidated financial statements and schedule of Curative Health Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                  ......                   /s/ Ernst & Young LLP

Melville, New York
July 23, 2003